Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of August 19, 2020, among the entities listed on the signature pages hereto (each, a “Guaranteeing Subsidiary”), each a subsidiary of Venator Materials PLC (or its permitted successor), Venator Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce under number B215641, and Venator Materials LLC, a Delaware limited liability company (together, the “Issuers”), Wilmington Trust, National Association, as trustee (the “Trustee”) and Wilmington Trust, National Association, as notes collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 22, 2020, providing for the issuance of an unlimited aggregate principal amount of 9.500% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Guarantor. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XI thereof.

In addition, upon enforcement of the Guarantee in relation to Venator Pigments GmbH & Co. KG (the “VP Guarantor”), the VP Guarantor shall notify any of its limited partners (Kommanditist) accordingly. With respect to any enforcement of the Guarantee in relation to the VP Guarantor (the “VP Guarantee”), the VP Guarantee shall be equal to (i) the full amount of the Guarantee (following application of any limitations set out in Article XI of the Indenture) less (ii) the percentage corresponding to the partnership interests held by each limited partner (Kommanditist) of the VP Guarantor who has not consented to grant, or approved the granting of, the VP Guarantee at the time of the relevant enforcement. Any proceeds received in respect of the VP Guarantee shall be delivered to the Trustee together with an Officer’s Certificate containing the calculation of the VP Guarantee along with any other evidence regarding such determination as the Trustee may reasonably request. The Trustee shall be entitled to conclusively rely that any proceeds delivered to it by the VP Guarantor does not exceed the VP Guarantee.

3.       Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.       Waiver of Jury Trial. EACH GUARANTEEING SUBSIDIARY, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture, including through electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement.

6.       Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.       The Trustee and the Notes Collateral Agent. In entering into this Supplemental Indenture, the Trustee and the Notes Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee or the Notes Collateral Agent, as applicable, whether or not elsewhere herein so provided. Neither the Trustee nor the Notes Collateral Agent makes any representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee or the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent takes any responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Issuers.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

VENATOR FRANCE SAS

By:	/s/Kurt D. Ogden
Name: Kurt D. Ogden
Title: Member and Authorized Signatory

VENATOR CHEMICALS FRANCE SAS

By:	/s/Kurt D. Ogden
Name: Kurt D. Ogden
Title: Member and Authorized Signatory

VENATOR INTERNATIONAL FRANCE SAS

By:	/s/Kurt D. Ogden
Name: Kurt D. Ogden
Title: Member and Authorized Signatory

VENATOR PIGMENTS FRANCE SAS

By:	/s/Kurt D. Ogden
Name: Kurt D. Ogden
Title: Member and Authorized Signatory

VENATOR PIGMENTS GMBH & CO. KG
Represented by its general partner Venator Pigments Holding GmbH

By:	/s/Kurt D. Ogden
Name: Kurt D. Ogden
Title: Managing Director

By:	/s/Richard Justin James Phillipson
Name: Richard Justin James Phillipson
Title: Managing Director

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to First Supplemental Indenture]